Exhibit 99.1

Emerald Oil Provides 2014 Fourth Quarter Average and Exit Rate Production, 2014 Proved Reserves, and Operations Update

DENVER, CO – February 4, 2015 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today provided its 2014 fourth quarter and year end production rates, 2014 proved reserves update, and an interim operations update.

2014 Fourth Quarter Production and Proved Reserves Update

During the fourth quarter of 2014, Emerald increased production to 377,250 BOE (96% oil), an average of approximately 4,101 BOEPD. This represents an increase of 69% compared to the fourth quarter of 2013, and a 6% increase compared to the third quarter of 2014. The Company exited 2014 producing approximately 5,110 BOEPD.

Emerald’s proved reserves increased 99% year-over-year to 26.3MMBoe.

Proved Reserves	December 31, 2013		December 31, 2014
Reserve Category	Total (MBoe)	% of Total	Oil (MBbls)	Gas (MMcf)	Total (MBoe)	% of Total	Y/Y Change
PDP Properties	4,609	35%	12,885	11,406	14,786	56%	221%
PDNP Properties	2,164	16%	309	264	353	1%	-84%
PUD Properties	6,470	49%	9,632	9,399	11,199	43%	73%
Total Proved Reserves	13,243	100%	22,826	21,070	26,338	100%	99%

Operations Update

Emerald's drilling operations continue with one rig currently operating in the Low Rider project area in McKenzie County, North Dakota. Total well costs in the area have declined from $9.5 million per well to approximately $7.0 to $7.5 million per well. The Company reaffirms its 2015 guidance and intends to continue its previously announced variable one rig program in 2015.

Subsequent to Emerald's last operational update in early December 2014, the Company drilled one additional well, and brought five wells online with an average 24-hour IP rate of 1,507 BOEPD. Emerald currently has an inventory of nine wells to be completed over the remainder of 2015.

The replacement of electric submersible pumps with lower operating cost rod pumps over the entirety of Emerald’s acreage will be completed next week. This process was accelerated in the fourth quarter of 2014 to further reduce lease operating expenses.

Liquidity Update

As of December 31, 2014, the Company had $187 million of available liquidity with $12 million of cash on hand and $175 million of undrawn borrowing capacity on its credit facility.

Upcoming Conferences

Emerald’s management team plans to participate at the following investor conferences:

Monday, February 23, 2015 – Thursday, February 26, 2015

Credit Suisse 20th Annual Energy Summit

Vail Cascade Resort & Spa

Vail, CO

Sunday, March, 22, 2015 – Thursday, March 26, 2015

The 43rd Annual Howard Weil Energy Conference

The Roosevelt New Orleans

New Orleans, LA

Updated investor presentations will be available on our Company website the day of the event. Presentation times are subject to change at the discretion of the conference organizer. Reference the Company website for details regarding conferences and other events in which the Company may participate.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President of Finance & Investor Relations

(303) 595-5628

info@emeraldoil.com

www.emeraldoil.com